EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-116655), and on Forms S-8 (Nos. 033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99, 333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, 333-81676-99 and 333-112378) of Weatherford International Ltd. of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Weatherford International Ltd., Weatherford International Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Weatherford International Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Houston, Texas
March 10, 2005